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                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this 30th day of August, 2000, by and between Probex Corp., a Delaware corporation (the "Surviving Corporation"), and Probex Corp., a Colorado corporation (the "Merging Corporation"). The Merging Corporation and the Surviving Corporation are sometimes collectively referred to herein as the "Constituent Corporations."

                                    RECITALS

         The Merging Corporation is a Colorado corporation having authorized capital consisting of 50,000,000 shares of Common Stock, no par value per share, of which 25,461,716 shares are issued and outstanding, and 10,000,000 of Preferred Stock, no par value per share, of which 1,000,000 shares are designated as Series A 10% Cumulative Convertible Preferred Stock, no par value per share, of which 535,000 shares are issued and outstanding.

         The Surviving Corporation is a Delaware corporation having authorized capital consisting of 100,000,000 shares of Common Stock, $0.001 par value per share, of which 1,000 shares are issued and outstanding, all of which are owned by the Merging Corporation, and 10,000,000 shares of Preferred Stock, par value $0.001 per share, none of which are issued and outstanding, of which 550,000 shares are designated as Series A 10% Cumulative Convertible Preferred Stock, $0.001 par value per share, none of which are issued and outstanding.

         The Merging Corporation and the Surviving Corporation have determined it to be advisable for the Merging Corporation to merge with and into the Surviving Corporation (the "Merger") pursuant to applicable provisions of the Delaware General Corporate Law and the Colorado Business Corporation Act on the terms hereinafter set forth, and the Boards of Directors of the Merging Corporation and the Surviving Corporation have each approved and adopted this Agreement and Plan of Merger and authorized the execution hereof.

                                 PLAN OF MERGER

         In consideration of the premises, the parties hereto do hereby adopt and make this Agreement and Plan of Merger and prescribe the terms and conditions of such Merger and the manner of carrying the same into effect, which shall be as follows:

1. Effective upon the later of (a) 10:00 A.M., Dallas, Texas time, on August 31, 2000, (b) the filing of the Certificate of Merger with the Office of the Delaware Secretary of State and (c) the filing of the Articles of Merger with the Office of the Colorado Secretary of State (such time and date, or filing as the case may be, being referred to herein as the "Effective Date"), the Merging Corporation shall be merged with and into the Surviving Corporation, and the separate existence of the Merging Corporation shall cease.

2. The manner and basis of converting the issued and outstanding shares of the Merging Corporation's outstanding Common Stock , the outstanding stock options granted under the Merging Corporation's 1999 Omnibus Stock and Incentive Plan, as amended and restated (the "1999 Plan"), and the other outstanding options and warrants issued by the Corporation (collectively, the "Options and Warrants"), into shares of the Common


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         Stock, stock options and Options and Warrants of the Surviving
         Corporation shall be as follows:

    2.01 At the Effective Date, each of the shares of Common Stock of the Merging Corporation issued and outstanding or held as treasury shares on the Effective Date shall, without any action on the part of either of the Constituent Corporations or any holder of such stock, be changed and converted into an equal number of fully paid and nonassessable shares of the Common Stock of the Surviving Corporation.

    2.02 Each stock certificate which, prior to the Effective Date, represented issued shares of the Common Stock of the Merging Corporation shall be and become on the Effective Date, a certificate representing an identical number of shares of Common Stock of the Surviving Corporation, automatically by virtue of the Merger and without any action on the part of the holder hereof.

    2.03 Each stock option granted by the Merging Corporation (under or subject to the 1999 Plan of the Merging Corporation) and each Option and Warrant issued by the Merging Corporation and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a stock option, Option or Warrant, to purchase, upon the same terms and conditions, the number of shares of the Surviving Corporation's Common Stock (subject to further adjustment as may be provided in the 1999 Plan, or the applicable Options or Warrants) which is equal to the number of shares of the Merging Corporation's Common Stock which the holder thereof would have received had such holder exercised the option in full immediately prior to the Effective Date (whether or not such option was then exercisable). The price per share payable upon exercise under each of said options shall (subject to future adjustments as may be provided in the 1999 Plan, or the applicable Options or Warrants) be equal to the exercise price per share thereunder immediately prior to the Effective Date. A number of shares of the Surviving Corporation's Common Stock shall be reserved for issuance upon the exercise of options equal to the number of shares of the Merging Corporation's Common Stock so reserved immediately prior to the Effective Date.

    2.04 The 1999 Plan and all outstanding stock options, thereunder, and each outstanding Option and Warrant, shall immediately prior to the Effective Date of the Merger be amended to the extent necessary to permit continuance of the 1999 Plan, and continuance of said stock options, and such Options and Warrants, into those of the Surviving Corporation following the Merger, notwithstanding any provisions heretofore contained in such 1999 Plan, or such Options and Warrants.

3. The manner and basis of converting the issued and outstanding shares of the Merging Corporation's outstanding Preferred Stock into shares of Preferred Stock of the Surviving Corporation shall be as follows:

    3.01 At the Effective Date, each of the shares of Preferred Stock of the Merging Corporation issued and outstanding or held as treasury shares on the Effective Date shall, without any action on the part of either of the Constituent Corporations or any holder of such stock, be changed and converted into an equal number of fully paid and nonassessable shares of the Preferred Stock of the Surviving Corporation.

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    3.02      Each stock certificate which, prior to the Effective Date, represented issued shares of Preferred Stock of the Merging Corporation shall be and become on the Effective Date, a certificate representing an identical number of shares of Preferred Stock of the Surviving Corporation, automatically by virtue of the Merger and without any action on the part of the holder thereof.

4. On the Effective Date, all of the shares of stock of the Surviving Corporation issued and outstanding on the Effective Date of the Merger shall be canceled and returned to the status of authorized but unissued shares.

5. On the Effective Date, each employee benefit plan and incentive compensation plan to which the Merging Corporation is then a party shall be assumed by, and continue to be the plan of, the Surviving Corporation. To the extent any employee benefit plan or incentive compensation plan of the Merging Corporation or any of its subsidiaries provides for the issuance or purchase of, or otherwise relates to, the Merging Corporation's Common Stock, after the Effective Date such plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, the Surviving Corporation's Common Stock upon the same terms and conditions.

6. The Officers and Directors of the Surviving Corporation on the Effective Date shall be and continue to be the Officers and Directors of the Surviving Corporation thereafter, until their successors are duly appointed or elected.

7. The Articles of Incorporation and Bylaws of the Surviving Corporation, as they exist immediately prior to the Effective Date, shall remain in effect as the Articles of Incorporation and Bylaws of the Surviving Corporation thereafter, unaffected by the Merger, except any amendments authorized by the Merger.

8. On the Effective Date, the Merging Corporation shall be merged with and into the Surviving Corporation, which shall continue its corporate existence under the laws of the State of Delaware. The separate existence and corporate organization of the Merging Corporation shall cease upon the Effective Date, and the Surviving Corporation shall possess all of the rights, privileges, immunities and franchises, as well as those of a public or of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of such Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations, and any claims existing or action or proceeding pending by or against a Constituent Corporation may be prosecuted to judgment as if such Merger had not taken place. Neither the rights of creditors nor any liens upon the property of either Constituent Corporation shall be impaired by the Merger.

9. This Agreement and Plan of Merger shall be submitted to the stockholders of each of the Constituent Corporations hereto in accordance with the applicable provisions of law, and the consummation of the Merger herein provided for is conditioned upon the approval and adoption hereof by the stockholders of the respective parties as provided by law.

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10.      This Agreement and Plan of Merger and the Merger herein contemplated may be abandoned by the Board of Directors of either of the Constituent Corporations at any time prior to the Effective Date. This Agreement may be amended, modified or supplemented at any time (before or after stockholder approval) prior to the Effective Date with the mutual consent of the Board of Directors of the Merging Corporation and the Surviving Corporation; provided, however, that this Agreement may not be amended, modified or supplemented after it has been approved by the Merging Corporation's stockholders in any manner which, in the judgment of the Board of Directors of the Merging Corporation, would have a material adverse effect on the rights of the Merging Corporation's stockholders or in any manner not permitted under applicable law.

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         IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of
Merger to be executed by their duly authorized officers, all as of the day and year first above written.



PROBEX CORP.,                            PROBEX CORP.,
a Colorado Corporation                   a Delaware Corporation


By:      /s/ BRUCE A. HALL               By:      /s/ BRUCE A. HALL
   ----------------------------------       ----------------------------------
         Bruce A. Hall,                           Bruce A. Hall,
         Chief Financial Officer                  Chief Financial Officer
         and Secretary                            and Secretary


Attest:  /s/ JOHN N. BROBJORG            Attest:  /s/ JOHN N. BROBJORG
       ------------------------------           ------------------------------
         John N. Brobjorg, Controller             John N. Brobjorg, Controller